Exhibit (a)(1)(v)
Offer to Purchase for Cash
by
CELANESE CORPORATION
Through Its Wholly Owned Subsidiary
CELANESE INTERNATIONAL HOLDINGS LUXEMBOURG S.À R.L.
of
Up to 11,279,243 Shares of Its Common Stock
At a Purchase Price
Not Greater than $30.50 per Share
Nor Less than $28.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 3, 2007, UNLESS THE OFFER IS EXTENDED.

March 6, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Celanese Corporation, a Delaware corporation, has appointed us to act as Dealer Managers in connection with its offer, through its wholly owned subsidiary, Celanese International Holdings Luxembourg S.à r.l., a Luxembourg limited liability company (“CIH”), to purchase for cash up to 11,279,243 shares of its Series A Common Stock, par value $0.0001 per share (the “Common Stock”), at a price not greater than $30.50 nor less than $28.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 6, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Celanese Corporation will, upon the terms and subject to the conditions of the Offer, determine a single per share price that it will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Celanese Corporation will select the lowest purchase price not greater than $30.50 nor less than $28.00 per share that will allow it, through CIH, to purchase 11,279,243 shares, or such lesser number of shares as are properly tendered and not properly withdrawn. The price Celanese Corporation will select is referred to as the “Final Purchase Price.” All shares properly tendered prior to the expiration date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the shares, regardless of any delay in making such payment. All shares acquired in the Offer will be acquired at the Final Purchase Price. Celanese Corporation and CIH reserve the right, in their sole discretion, to purchase more than 11,279,243 shares in the Offer, and to amend the maximum aggregate purchase price, subject to applicable law.

Celanese Corporation and CIH reserve the right, in their sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 11,279,243 shares, or such greater number of shares as Celanese Corporation may elect to purchase, subject to applicable law, have been validly tendered, and not properly withdrawn before the expiration date, at prices at or below the Final Purchase Price, Celanese Corporation, through CIH, will accept the shares to be purchased in the following order of priority: (i) from all holders of “odd lots” of less than 100 shares who properly tender all their shares at or below the Final Purchase Price and do not properly withdraw them before the expiration date (partial tenders will not qualify for this preference); (ii) from all other stockholders who properly tender shares at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional shares; and (iii) only if necessary to permit Celanese Corporation, through CIH, to purchase the total number of shares desired to be purchased in this Offer, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, Celanese Corporation and CIH may not purchase all of the shares that you tender even if you tender them at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and shares not purchased because of proration provisions will be returned to the tendering stockholders at Celanese Corporation’s expense promptly after expiration of the Offer. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

Celanese Corporation’s directors and executive officers and CIH’s managers have advised Celanese Corporation that they do not intend to tender their shares in the Offer. However, Celanese Corporation, through CIH, has agreed to purchase 1,835,511 shares (which number of shares purchased may be proportionately increased or decreased if the number of shares purchased in the Offer is increased or decreased, respectively) at the Final Purchase Price from Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and Blackstone Capital Partners (Cayman) Ltd. 3 (collectively, “Blackstone”), on the eleventh business day after the expiration of the Offer. Blackstone holds approximately 14% of the Common Stock and will not be tendering any shares in the Offer. Blackstone representatives occupy four out of the eleven seats on the Board of Directors of Celanese Corporation and abstained from voting to approve this Offer. See Section 11 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use and for the information of your clients, including a Substitute Form W-9;

3. Notice of Guaranteed Delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the Depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

4. A letter to the stockholders of Celanese Corporation dated March 6, 2007, from the Chairman of the Board, Chief Executive Officer and President of Celanese Corporation;

5. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. A return envelope addressed to Computershare Trust Company, N.A., as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 3, 2007, UNLESS THE OFFER IS EXTENDED.

For shares to be tendered properly pursuant to the Offer, the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 5:00 p.m., New York City time, on Tuesday, April 3, 2007 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.

Celanese Corporation and CIH will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of shares pursuant to the Offer. Celanese Corporation and CIH will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Celanese Corporation, CIH, the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. Celanese Corporation and CIH will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, Georgeson, at: (866) 314-1598 (Toll Free) or (212) 440-9800 (Call).

Very truly yours,

Merrill Lynch & Co.

Deutsche Bank Securities Inc.
Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF CELANESE CORPORATION, CIH, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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